Exhibit 2.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION
12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, NewGenIvf Group Limited (the “Company”, “we”, “us” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, no par value per share	NIVF	The Nasdaq Stock Market LLC
Warrants	NIVFW	The Nasdaq Stock Market LLC

Description of Ordinary Shares

The following is a summary of material provisions of our amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), as well as the BVI Business Companies Act (As Revised) (the “BVI Act”) insofar as they relate to the material terms of our Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which is filed under Exhibit 1.1 to this Report.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our Memorandum and Articles of Association authorize the issuance of a maximum of 500,000,000 shares with no par value divided into three classes of shares as follows: 400,000,000 Class A Ordinary Shares, 99,950,000 Class B Ordinary Shares and 50,000 preferred shares with no par value (“Preferred Shares”). As of the date of this prospectus, we have 7,508,094 Class A Ordinary Shares outstanding, 205,275 Class B Ordinary Shares outstanding, and no Preferred Shares outstanding. All of our outstanding Class A Ordinary Shares are validly issued, and fully paid.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

We have a dual-class voting structure such that our issued Ordinary Shares consist of Class A Ordinary Shares and Class B Ordinary Shares. In respect of all matters upon which holders of Ordinary Shares are entitled to vote, each Class A Ordinary Share are entitled to one (1) vote and each Class B Ordinary Share are entitled to one hundred (100) votes. Holders of Class A Ordinary Shares and Class B Ordinary Shares generally have the same rights and powers except for voting and conversion rights.

Hei Yue Tina Fong and Wing Fung Alfred Siu control the voting power of all of the outstanding Class B Ordinary Shares. Although Ms. Fong and Mr. Siu control the voting power of all of the outstanding Class B Ordinary Shares, their control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors. As further described below, upon any transfer of Class B Ordinary Shares by a holder thereof to any person which is not a Affiliate (as defined below) of such holder, those shares will automatically and immediately convert into Class A Ordinary Shares. In addition, all Class B Ordinary Shares will automatically convert to Class A Ordinary Shares in other events described below. See “— Optional and Mandatory Conversion.”

Rights of Class A Ordinary Shares (Item 10.B.3 of Form 20-F)

Classes of Ordinary Shares

Our Ordinary Shares are divided into Class A Ordinary Shares and Class B Ordinary Shares (and a further class of authorized but undesignated shares). Except for conversion rights and voting rights, the Class A Ordinary Shares and Class B Ordinary Shares shall generally carry equal rights and rank pari passu with one another.

Conversion

Subject to any applicable adjustment pursuant to the Memorandum and Articles of Association, each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

Dividends

The holders of Ordinary Shares are entitled to such dividends as the board of directors may in its discretion lawfully declare from time to time, if the board of directors is satisfied on a reasonable grounds, that immediately after the payment of such dividends, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debt and when they fall due.

Class A Ordinary Shares and Class B Ordinary Shares rank equally as to dividends and other distributions. Dividends may be paid either in cash or in specie.

Voting Rights

Holders of Class A Ordinary Shares and Class B Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the shareholders. In respect of all matters upon which holders of our shares are entitled to vote, each Class A Ordinary Share are entitled to one (1) vote and each Class B Ordinary Share are entitled to one hundred (100) votes. At any meeting of shareholders, a resolution put to the vote of the meeting shall be decided by way of a poll.

A meeting of the shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the shares entitled to vote on resolutions of the shareholders to be considered at the meeting. As a BVI business company, the Company is not obliged by the BVI Act to call shareholders’ annual general meetings. The Memorandum and Articles of Association provide that the Company may (but is not obliged to) in each calendar year hold a general meeting as its annual general meeting in which case the Company will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by its directors. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting.

Shareholders’ annual general meetings and any other general meetings of the Company’s shareholders may be convened by any director or, upon a requisition of shareholders holding at the date of deposit of the requisition not less than 30 percent of the votes attaching to the issued and outstanding shares entitled to vote at general meetings in respect of the matter for which the meeting is requested, in which case the directors are obliged to convene such meeting; however, the Memorandum and Articles of Association do not provide its shareholders with any right to put any proposals before any annual general meetings or any extraordinary general meetings not called by such shareholders. Advance notice of at least ten (10) days and not more than sixty (60) days is required for the convening of the Company’s annual general meeting and other general meetings unless such notice is waived in accordance with its articles of association.

Any resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting.

Transfer of Ordinary Shares

Subject to applicable laws, including securities laws, and the restrictions contained in the Memorandum and Articles of Association, any shareholders may transfer all or any of their Class A Ordinary Shares by an instrument of transfer in the usual or common form, in a form prescribed by NASDAQ or any other form approved by our board of directors.

Class B Ordinary Shares may be transferred only to an Affiliate (as defined below) of the holder and any Class B Ordinary Shares transferred otherwise will be converted into Class A Ordinary Shares as described above. See “— Conversion.”

An “Affiliate” with respect to the Class B Ordinary Shares means in respect of a person or entity, any other person or entity that, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such person or entity, and (i) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, a trust solely for the benefit of any of the foregoing, a company, partnership or entity wholly owned by one or more of the foregoing, and (ii) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” in this definition shall mean the ownership, directly or indirectly, of securities possessing more than fifty percent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, securities having such power only by reason of the happening of a contingency not within the reasonable control of such partnership, corporation, natural person or entity), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

Liquidation

As permitted by the BVI Act and the Memorandum and Articles of Association, the Company may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if the Company’s assets exceed the Company’s liabilities and the Company is able to pay the Company’s debts as they fall due. The Company may also be wound up in circumstances where the Company is insolvent in accordance with the terms of the BVI Insolvency Act (As Revised).

If the Company is wound up and the assets available for distribution among the Company’s shareholders are more than sufficient to repay all amounts paid to the Company on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If the Company is wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to the Company on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If the Company is wound up, the liquidator appointed by the Company may, in accordance with the BVI Act, divide among the Company’s shareholders in specie or kind the whole or any part of the Company’s assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholder

Redemption, Repurchase and Surrender of Ordinary Shares

The Company may issue shares on terms that such shares are subject to redemption, at the Company’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by the Board of Directors. The Company may also repurchase any of its shares provided that the Company may not purchase, redeem or otherwise acquire its own shares without the consent of the shareholder whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted or required by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without such consent.

Requirements to Change the Rights of Holders of Class A Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

If at any time the Company’s share are divided into different classes or series of shares, the rights attached to any class or series of shares, whether or not the Company is being wound-up, may be varied by a resolution passed at a meeting by the holders of more than fifty percent of the issued shares of that class that have voted (and are entitled to vote thereon) in relation to any such resolution, unless otherwise provided by the terms of issue of such class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Limitations on the Rights to Own Class A Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the British Virgin Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign shareholders to hold or exercise voting rights on our Class A Ordinary Shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions in the Memorandum and Articles of Association. Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders. However, under the laws of the British Virgin Islands, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Transfer of Class B Ordinary Shares. Class B Ordinary Shares may be transferred without conversion by a resolution of the directors, and an affirmative vote of a majority of the Class B Ordinary Shares, if such transfer will result in a change of control of our company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under BVI law applicable to the Company, or under the Memorandum and Articles of Association, that require the Company to disclose shareholder ownership above any particular ownership threshold.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

British Virgin Islands companies are governed by the BVI Act. The BVI Act is modelled on the laws of England and Wales but does not follow recent statutory enactments, and differs from laws applicable to United States corporations and their shareholders.

Set forth below is a comparison of select provisions of the corporate laws of Delaware and the British Virgin Islands showing the default positions in each jurisdiction that govern shareholder rights.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW
Class actions and derivative actions generally are available to shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Class actions and derivative actions are generally not available to shareholders under British Virgin Islands law.

The British Virgin Islands courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum and articles of association. Furthermore, consideration would be given by a British Virgin Islands court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the High Court of the British Virgin Islands, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Under the Delaware General Corporation Law, the board of directors has the authority to fix the compensation of directors, unless otherwise restricted by the certificate of incorporation or bylaws.	The Articles contain a provision that the board of directors has the power to determine the remuneration, if any, of the directors.

Unless directors are elected by written consent in lieu of an annual meeting, directors are elected in an annual meeting of stockholders on a date and at a time designated by or in the manner provided in the bylaws. Re-election is possible.

Classified boards are permitted.

The Articles provide that the directors shall be appointed by resolution of shareholders or by resolution of directors and will hold office for the term fixed by the resolution of shareholders or resolution of directors appointing them or until their earlier death, resignation or removal.

The directors of the Company may appoint directors where there is a vacancy or as an addition to the existing directors.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

●   any breach of a director’s duty of loyalty to the corporation or its shareholders;

●   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●   statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

●   any transaction from which the director derived an improper personal benefit.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

●   by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

●   by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

●   by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

●   by the shareholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

Section 132 of the BVI Act, and regulation 16 of the Articles, provide that, subject to certain limitations, the Company shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

Section 133 of the BVI Act permits a company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to them in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW
A director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: ● the duty of care; and ● the duty of loyalty.

The laws of the BVI impose a duty on directors and officers of a British Virgin Islands company:

●   to act honestly and in good faith and in what the director believes to be in the best interests of the company when exercising their powers as a director;

●   to exercise the reasonable care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account, but without limitation: i. the nature of the company; ii. the nature of the decision; and iii. the position of the director and the nature of their responsibilities;

●   to exercise their duties for proper purpose and in accordance with the BVI Act and the memorandum and articles of association of the company; and

●   to disclose any interest which they have in a transaction entered into or to be entered into by the company.

The statutory duties imposed on directors, by the BVI Act, are further supplemented by common law duties established (over centuries) of case law. There is considerable overlap between the common law and the BVI Act and in most circumstances it is not necessary to consider the two separately.

In addition, the BVI Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence a breach of one of the fiduciary duties.

Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

The laws of the BVI also impose a duty on directors and officers of a British Virgin Islands company to:

●   act honestly and in good faith with a view to the best interests of the company; and

●   exercise the care, diligence and skill that a reasonable director or officer would exercise in the same circumstances.

In addition, the BVI Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

A Delaware corporation may, in its certificate of incorporation, eliminate the right of shareholders to act by written consent.	Our Memorandum and Articles of Association provides that any action required or permitted to be taken by shareholders of the Company must be effected by a duly convened meeting of the Company.
A shareholder of a Delaware corporation has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.	Under the Articles, shareholders entitled to exercise 30% or more of the voting rights, in respect of the matter for which the meeting is requested, can require the directors to convene a meeting of shareholders.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation provides for it.

Under British Virgin Islands law, the voting rights of shareholders are regulated by the company’s memorandum and articles of association and, in certain circumstances, by the BVI Act.

The Articles do not provide for cumulative voting.

A Delaware corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under the Articles, a director may be removed:

●   by resolution of directors with or without cause; or

●   by resolution of shareholders for cause only by a resolution approved at a duly convened and constituted meeting of the shareholders of the Company by the affirmative vote of not less than 75% of the votes of the Ordinary Shares entitled to vote thereon which were present at the meeting and were voted.

The Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15.0% or more of the corporation’s outstanding voting stock within the past three years.	There is no similar law in the British Virgin Islands.
Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by shareholders holding 100.0% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

As permitted by the BVI Act and our Articles, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors or resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities.

A company may also be wound up where a court deems it just and equitable to do so and in circumstances where they are insolvent in accordance with the terms of the BVI Insolvency Act.

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.	If at any time the Company’s share are divided into different classes or series of shares, the rights attached to any class or series of shares, whether or not the Company is being wound-up, may be varied by a resolution passed at a meeting by the holders of more than fifty percent of the issued shares of that class that have voted (and are entitled to vote thereon) in relation to any such resolution, unless otherwise provided by the terms of issue of such class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.
A Delaware corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.	A British Virgin Islands company’s memorandum and articles of association may be amended by resolutions of the board of directors or the shareholders, subject to the BVI Act and the memorandum and articles of association. Certain amendments can only be made by resolution of shareholder.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW
Shareholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Under the BVI Act, members of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the BVI Registrar which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments), a list of the current directors and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

●   the memorandum and articles;

●   the register of members;

●   the register of directors; and

●   the minutes of meetings and resolutions of members and of those classes of members of which they are a member; and to make copies of or take extracts from the documents and records referred to in above.

Subject to the memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a shareholder to inspect any document, or part of a document, specified above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to a British Virgin Islands Court for an order that they should be permitted to inspect the document or to inspect the document without limitation.

The board of directors may approve a dividend without shareholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

●   out of its surplus, or

●   in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.

Under British Virgin Islands law, the board of directors may declare a dividend without shareholder approval, but a company may not declare or pay dividends if there are reasonable grounds for believing that:

●   the company is, or would after the payment be, unable to pay its debts as they fall due; or

●   that the value of the company’s assets would be less than its liabilities.

All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.

The number of shares that a British Virgin Islands company is authorized to issue is set out in the memorandum and articles of association.

The Memorandum provides that the company is authorized to issue a maximum of 500,000,000 shares with no par value divided into three classes of shares as follows:

●   400,000,000 Class A Ordinary Shares;

●   99,950,000 Class B Shares Ordinary Shares; and

●   50,000 preferred shares with no par value.

DELAWARE CORPORATE LAW	BVI CORPORATE LAW
Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. The Delaware General Corporation Law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least 90.0% of each class of capital stock without a vote by the shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

The consolidation or merger of a British Virgin Islands company with another company or corporation (other than certain affiliated companies) requires the consolidation or merger to be approved by the company’s board of directors and by its shareholders. Unless the company’s memorandum and articles of association provide otherwise, the approval of a majority of the shareholders voting at a meeting of shareholders is required to approve the consolidation or merger agreement.

Under British Virgin Islands law, in the event of a consolidation or merger of a British Virgin Islands company with another company or corporation, a shareholder of the British Virgin Islands company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may seek fair value for those shares in accordance with Section 179 of the BVI Act.

Changes in Capital (Item 10.B.10 of Form 20-F)

We may from time to time by resolution of the directors:

●	authorise and create additional classes of shares, and issue such amount of shares as the resolution will prescribe;

●	consolidate and divide all or any of our shares into shares of a larger amount than existing shares; or

●	sub-divide our existing shares or any of them into shares of a smaller amount.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants (Item 12.B of Form 20-F)

Public Warrants

The number of warrants that were outstanding as of December 31, 2024 is 8,319,988. Our warrants are issued in registered (book-entry) form under the warrant agreement dated February 14, 2022 between A SPAC I Acquisition Corp., a British Virgin Islands company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“ASCA Warrant Agreement”).

In connection with and upon the consummation of the Business Combination, each warrant outstanding immediately prior to the Business Combination was assumed by the Company and converted into a warrant entitling the holder thereof to purchase one Class A Ordinary Share upon exercise. Each Warrant continues to have and be subject to substantially the same terms and conditions as were applicable to such warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions).

The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Memorandum and Articles of Association and the Warrant Agreement.

General

Each warrant entitles the holder thereof to purchase one-twentieth of a Class A ordinary share (post-Reverse Stock Split) at an effective price of $230 per whole share. The Company will not issue fractional shares. Our warrants became exercisable 30 days after the completion of the Business Combination and 12 months from the date of the IPO, and will expire five years after the consummation of the Business Combination.

Exercise

A warrant may be exercised by delivering to the warrant agent (i) the warrant, (ii) an election to purchase form, and (iii) the payment in full of the Exercise Price and any and all applicable taxes due in connection with the exercise.

As soon as practicable after the exercise of any warrant we will issue a book-entry position or certificate, as applicable, for the Class A Ordinary Shares. All Class A Ordinary Shares issued upon the proper exercise of a warrant in conformity with the Warrant Agreement will be validly issued, fully paid and non-assessable.

A warrant holder may notify us in writing of the holder’s election to be subject to a provision of the Warrant Agreement preventing the holder from exercising a warrant, to the extent that, after giving effect to such exercise, the holder (together with its affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of our outstanding Class A Ordinary Shares immediately after giving effect to such exercise. By written notice to us, a warrant holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided, however, that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us.

Notwithstanding the above, we are not obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a warrant and do not have the obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfaction of obligations with respect to registration under the Warrant Agreement, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a Class A Ordinary Share upon exercise of a warrant unless the Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

Adjustments

The number of Class A Ordinary Shares issuable upon the exercise of the warrants is subject to customary adjustments in certain circumstances, such as a capitalization or share dividend of Ordinary Shares, or by a sub-division of Ordinary Shares or other similar event, as described in the Warrant Agreement. In the event the number of Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, the Exercise Price will be adjusted (to the nearest cent) by multiplying the Exercise Price immediately prior to such adjustment, by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

In addition, if we issue an extraordinary dividend (as defined in the Warrant Agreement), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding shares of the Company at such time (whether or not any stockholders waived their right to receive such dividend)

If, by reason of any adjustment made pursuant to the events described above, the holder of any warrant would be entitled, upon the exercise of such warrant, to receive a fractional interest in a share, we will, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

Warrant holders also have replacement rights in the case of certain reclassification, reorganization, merger, consolidation or sale transactions involving our company or substantially all of our assets (each a “Replacement Event”). Upon the occurrence of any Replacement Event, warrant holders will have the right to purchase and receive (in lieu of our Class A Ordinary Shares) the kind and amount of stock or other securities or property (including cash) receivable upon such Replacement Event that the holder would have received if the warrants were exercised immediately prior to such event.

Upon any adjustment of the Exercise Price or the number of shares issuable upon exercise of a warrant, we will provide written notice of such adjustment to the warrant agent stating the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Class A Ordinary Shares purchasable at such price upon the exercise of a warrant.

Redemption

We may redeem the outstanding warrants, in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable;

●	upon a minimum of 30 days’ prior written notice of redemption;

●	if, and only if, the last sales price of Class A Ordinary Shares equals or exceeds $330 per share (post-reverse stock split) for any 20 trading days within a 30 trading day period ending three trading days before we send the notice of redemption; and

●	if, and only if, a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

If the foregoing conditions are satisfied and the Company issues a notice of redemption, each warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $330 trigger price as well as the $230 warrant exercise price per full share after the redemption notice is issued and not limit the Company’s ability to complete the redemption.

In the event the Company elects to redeem all of the warrants that are subject to redemption, the Company will fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they appear on the warrant register. Any notice mailed in the aforesaid manner will be conclusively presumed to have been duly given, whether or not the registered holder received such notice.

Cashless Exercise

If the Company calls the warrants for redemption as described above, the Company’s management will have the option to require all warrant holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole warrant for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether the Company will exercise its option to require all warrant holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the Class A Ordinary Shares at the time the warrants are called for redemption, the Company’s cash needs at such time and concerns regarding dilutive share issuances.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.